Exhibit 21.1

LIST OF SUBSIDIARIES

DARKPULSE, INC.

DarkPulse, Inc., a Delaware corporation, has the following subsidiaries:

1.	DarkPulse Technologies Inc., a New Brunswick corporation (“DTI”) (wholly-owned).
2.	Optilan HoldCo 3 Limited, a private company incorporated in England and Wales (wholly-owned).
3.	TJM Electronics West, Inc., an Arizona corporation (wholly-owned).
4.	Optilan India PVT (India) (wholly-owned).
5.	Optilan Communications & Security Systems Ltd (Turkey) (wholly-owned).
6.	Remote Intelligence, Limited Liability Company, a Pennsylvania limited liability company (60% owned).
7.	Wildlife Specialists, LLC, a Pennsylvania limited liability company (60% owned).
8.	TerraData Unmanned, PLLC, a Florida limited liability company (60% owned).
9.	DarkPulse Ltd (UK) (wholly-owned).
10.	DTI owns 100% of DarkPulse Technology Holdings Inc., a New York corporation.
11.	DTI owns a controlling interest in DarkPulse Technologies International Inc., a New York corporation.
12.	DTI owns 37.572% of the shares of common stock of DarkPulse Technologies International Inc., a Delaware corporation (“DTII”), and 100% of the issued shares of Series A Preferred Stock of DTII.
13.	DTI owns 60% of DarkPulse BVTK, LLC, a Virginia limited liability company.